January 27, 2012

Wasatch Funds Trust

150 Social Hall Avenue, 4th Floor

Salt Lake City, Utah 84111

Chapman and Cutler LLP

111 West Monroe Street

Chicago, IL 60187

Re:	Wasatch Funds Trust

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Wasatch Funds Trust (the “Trust”) on behalf Wasatch Core Growth Fund®, Wasatch Large Cap Value Fund™ and Wasatch Small Cap Value Fund®, each a series of the Trust (each, a “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about January 27, 2012 (as so amended, the “Registration Statement”) with respect to each Fund’s Institutional Class shares of beneficial interest, par value $.01 per share (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of such Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on November 6, 2009, of the Trust’s Declaration of Trust dated as of as of November 6, 2009, and the amendment thereto dated as of December 30 2009, stamped as filed with the Secretary of the Commonwealth of Massachusetts on January 29, 2010 (as so amended, the “Declaration”);

(c) a copy of the Trust’s Amended and Restated Designation of Series of Shares as filed with the Secretary of the Commonwealth of Massachusetts on November 17, 2011 and the Trust’s Designation of Classes of Shares as filed with the Secretary of the Commonwealth of Massachusetts on November 17, 2011 (collectively, the “Designations”);

(d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration,

Wasatch Funds Trust

Chapman and Cutler LLP

January 27, 2012

Designations, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on November 9, 2011 (the “Resolutions”); and

(e) a draft of the Registration Statement received on January 25, 2012.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We note that the Resolutions from the meeting of the Trust’s Trustees on November 9, 2011 referred to in paragraph (d) above are in draft form, and we have assumed that the Resolutions, when incorporated into the minutes of the meeting as approved by the Trustees, will be in substantially the form reviewed by us. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of filing referred to in paragraph (e) above. We have further assumed that the Trust’s Declaration, Designations, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designations or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940,

Wasatch Funds Trust

Chapman and Cutler LLP

January 27, 2012

as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been duly formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Trust’s Declaration, Designations and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

BINGHAM McCUTCHEN LLP